FINAL

TRANSITION AND CONSULTING AGREEMENT AND GENERAL RELEASE
This Transition and Consulting Agreement and General Release and Exhibits (collectively, the “Agreement”) is entered into on this 25th day of January 2022, by and between Thermon Group Holdings, Inc., a Delaware corporation, and René van der Salm (“Executive”). The Company and Executive desire to set forth in this Agreement all matters relating to the transition period and termination of Executive’s employment as the Company’s Senior Vice President, Global Operations, and the terms of Executive’s consulting arrangement with the Company thereafter. Unless the context indicates otherwise, the term “Company” means and includes Thermon Group Holdings, Inc. its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), all of its related entities, and all of the past and present directors, officers, trustees, agents and employees of each.
1.Transition Arrangement.
(a)Transition Period. On 14 February 2022, Executive shall relinquish the duties of Senior Vice President, Global Operations, of the Company and any other position Executive holds with the Company or any of its affiliates or subsidiaries as of such date. On and after such date, Executive shall continue to serve the Company in an advisory role through 25 March 2022 (the “Transition End Date”), subject to earlier termination pursuant to Section 3(b). The period prior to Executive’s termination of employment hereunder shall be referred to as the “Transition Period.” Executive shall separate from employment with the Company on the Transition End Date.
(b)Transition Services. During the Transition Period, Executive shall serve the Company in an advisory role and shall provide support to, and collaborate with, the Company in the transition of Executive’s duties to the Executive’s successor. Notwithstanding anything herein to the contrary, the Company and Executive agree that the services to be provided by Executive during the Transition Period are expected to exceed more than 20% of the average level of services performed by Executive for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period.
2.Consulting Arrangement.
(a)Consulting Period. If Executive is employed with the Company as of the Transition End Date, then immediately following the Transition End Date, Executive shall commence service with the Company as an independent consultant to the Company through 24 May 2022 (the “Consulting Expiration Date”) or such earlier date determined by either the Company or Executive. The period during which Executive serves as an independent consultant hereunder shall be referred to as the “Consulting Period.” As an independent consultant, Executive shall be an independent contractor and shall not be eligible to participate in any of the Company’s employee benefit plans during the Consulting Period. Upon the expiration of the Consulting Period by either party, Executive shall relinquish the duties as an independent consultant.
(b)Consulting Services. During the Consulting Period, Executive shall provide consulting services to the Company in an amount not to exceed eight (8) hours per week, pro-rated for any partial hours of service.  During the Consulting Period, Executive shall provide, at the request of the Company’s Chief Executive Officer, consulting services relating to global manufacturing and operational matters, including consulting with and supporting Executive’s successor at the Company. Notwithstanding anything herein to the contrary, the Company and Executive agree that the services to be provided by Executive during the Consulting Period are expected to be below 20% of the average level of services performed by Executive for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period.
3.Compensation and Benefits.
(a)During the Transition Period. Subject to Executive’s execution, non-revocation and compliance with this Agreement, during the Transition Period: (i) Executive shall continue to receive his annual base salary, at the rate in effect as of the date of this Agreement; (ii) Executive shall continue to be eligible to participate in the Company’s employee benefit plans to the same extent as similarly situated employees, subject to the terms of such plans; (iii) Executive’s outstanding equity awards shall continue to vest in accordance with the terms of the applicable Restricted Stock Unit Award Agreements, Performance Unit Award Agreements and Stock Option Agreements (collectively, the “Award Agreements”); and (iv) Executive shall continue to be eligible for reimbursement of business expenses pursuant to the Company’s expense reimbursement policy to the same extent as similarly situated employees.
(b)Termination of Employment. Subject to the effectiveness of this Agreement and Executive’s compliance with this Agreement and the Award Agreements and Executive’s execution and non-revocation of the Supplemental Release (as defined below), with such release to become effective within 60 days following Executive’s termination of employment, as of the earlier of the following dates (such earlier date, the “Separation Date”): (i) the Transition End Date and (ii) the date on which Executive resigns for “Good Reason” or Executive’s employment is terminated by the Company other than due to “Cause,” death or “Disability” (each, as defined in the Thermon Group Holdings, Inc. Executive Severance Plan (the “Severance Plan”)), then Executive shall receive the “Standard Severance Benefits” as set forth in the Severance Plan and Executive’s Participation Agreement thereunder (the “Severance Benefits”), which consists of the following:
(i)An amount equal to US$300,000.00 payable in substantially equal installments for 12 months after the Separation Date, payable in accordance with the Company’s normal payroll practices, with the 1st installment paid within 60 days following the Separation Date and including amounts that would have otherwise been paid during the period beginning on the Separation Date and ending on such 1st payment date;
(ii)An amount equal to US$191,260.27, the Executive’s target annual bonus for the fiscal year ending March 31, 2022, prorated based on the number of days that Executive remained employed during such fiscal year, paid in a lump sum within 60 days following the Separation Date (for the avoidance of doubt, this payment is in lieu of any payment under the Company’s annual cash bonus program for fiscal year 2022); and
(iii)A one-time lump sum cash payment calculated by the Company (in its discretion) equal to 12 times the cost of Executive’s monthly premiums (determined as of the Separation Date) for continued benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (i.e., COBRA), paid within 60 days following the Separation Date.
In addition, pursuant to the terms of the Award Agreements, upon the Separation Date, Executive shall be treated as being terminated without Cause for purposes of the Award Agreements and shall be eligible to receive the pro-rata vesting contemplated under the Award Agreements, as determined in accordance with the Award Agreements.
For the avoidance of doubt, Executive expressly acknowledges that (i) the only severance benefits that he shall be entitled to upon the Separation Date are the Severance Benefits, and (ii) if Executive’s employment with the Company is terminated for any reason other than the expiration of the Transition Period, Executive’s resignation for “Good Reason” or termination by the Company other than due to “Cause,” death or “Disability”, Executive shall not be entitled to any severance benefits under this Agreement or otherwise from the Company.
(c)During the Consulting Period. Subject to Executive’s execution, non-revocation and compliance with this Agreement and the Award Agreements and the Supplemental Release, during the Consulting Period, the Company shall pay Executive fees in an amount of $145.00 per hour for hours worked and invoiced in writing to the Company on a monthly basis, prorated for partial hours (the “Consulting Fees”). The Consulting Fees shall be paid monthly in arrears by the Company net thirty (30)

calendar days from the date of receipt of invoice (but in any event no later than the March 15th following the calendar year in which such consulting services are rendered).
For the avoidance of doubt, Executive shall cease to be eligible for the benefits set forth in this Section 3(c) upon the termination of the Consulting Period for any reason and by either party, except with respect to any accrued but unpaid hourly fees for services rendered prior to the termination of the Consulting Period.
4.Company Property. Upon the expiration of the Transition Period and except as otherwise expressly agreed to with the Chief Executive Officer or General Counsel in writing for purpose of rendering services during the Consulting Period, Executive shall return to the Company all documents and other property belonging to the Company, including items such as keys, phone, credit cards and computers or other devices that have not already been returned by Executive, with receipt acknowledged by the Company. Upon the expiration of the Consulting Period, Executive shall return to the Company all other documents and other property belonging to the Company. Executive agrees not to make or retain any copies, electronic or otherwise, of the Company’s confidential information, as described in the Award Agreements.
5.Cooperation in Investigations and Litigation. In consideration for the payments and agreements set forth in this Agreement, following the expiration of the Transition Period (including during and after the Consulting Period), Executive agrees, upon request of the Company, to cooperate with the Company and its subsidiaries and affiliates with reasonable advance notice to provide information to and assist the Company, and its subsidiaries and affiliates in the investigation, defense, or prosecution of any suspected claim against or by the Company and its/their subsidiaries and affiliates or any Releasee (as defined herein). Such assistance will include, but is not limited to, participating in interviews with representatives of the Company, attending, as a witness, depositions, trials, or other similar proceedings without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. Executive further agrees that he will provide full, complete and truthful information and testimony in all interviews, meetings, and/or testimony. Executive understands that the Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation. Executive will act in good faith to furnish the information and cooperation required by this Section 5, and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create a hardship for Executive.
6.Certain Covenants of Executive. As a condition of Executive’s employment by the Company and the payment of compensation and receipt of benefits referred to above, Executive agrees to continue to be bound, and will continue to be bound following Executive’s termination of employment, to the covenants contained in the Award Agreements. Executive acknowledges that the Company would not provide the compensation and/or benefits set forth above if Executive was not willing to be bound by the terms of the Award Agreements, and Executive further acknowledges and agrees that if he breaches or threatens to breach the covenants contained in the Award Agreements or the other terms of this Agreement, then to the fullest extent permitted by law, (a) the Company will be entitled to apply for and receive an injunction to restrain any violation of such covenants or this Agreement, without notice and without payment of bond, (b) the Company will not be obligated to make any additional payments or provide any additional benefits, and (c) Executive will be obligated to pay to the Company its costs and expenses in enforcing the covenants contained in the Award Agreements and this Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees) if Company is the prevailing party. As the sole exception to the mandatory arbitration obligation pursuant to Section 9(d) below, Executive agrees that the Company may enforce the covenants contained in the Award Agreements or the other terms of this Agreement by bringing such action for injunctive relief in the state and federal courts located in Austin, Texas, and Executive irrevocably consents to, and agrees not to object or assert any defense or challenge to, the jurisdiction and venue of such courts. Notwithstanding the foregoing, nothing in this Agreement, the Supplemental Release, or the Award Agreements is intended to limit Executive’s ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
7.Indemnification. Nothing in this Agreement is intended to affect any obligation the Company may have under applicable law, its governing documents, or through an individual agreement to indemnify Executive including, without limitation, the Indemnification Agreement between Executive and the Company. For the avoidance of doubt, notwithstanding the termination of the Transition Period or any provision herein to the contrary, the Company shall honor its obligations under all indemnification agreements and its charter and bylaw provisions providing for indemnification or advance of expenses to Executive.
8.Waiver and General Release.
(a)Release. Executive, on behalf of himself and his heirs, executors, administrators, family members, attorneys and assigns, hereby waives, generally releases and forever discharges the Company, together with the Company’s directors, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including each of their respective directors, officers, employees, shareholders, members, managers, partners, attorneys, insurers, and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, suits, complaints, contracts (whether oral or written, express or implied from any source), promises and liabilities of any kind, in law or equity, that Executive ever had, may now have or hereafter can, will or may have against the Releasees as of the Effective Date (as defined below), including, but not limited to:
(i)claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Rehabilitation Act, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act, the 1991 Civil Rights Act, the Family and Medical Leave Act, and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or
(ii)claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or
(iii)future causes of action under the federal false claims act and/or any state false claims act relating in any manner to information learned while employed with the Company; and/or
(iv)any other claim whatsoever including, but not limited to, claims for severance pay, sick pay, unpaid wages, unpaid bonuses, unpaid paid time off, claims based upon breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, defamation, interference with contract, intentional and/or negligent infliction of emotional distress, fraud, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to his employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding any claims that by law Executive cannot waive, including claims for indemnification, and any claim that the Company has failed to make any payments or to provide any of the payments or benefits described in this Agreement.

(b)Release of Known and Unknown Claims and Claims Under Age Discrimination in Employment Act. Executive understands that this waiver and release includes a release of all known and unknown claims, including claims under the federal Age Discrimination in Employment Act. Executive acknowledges that this waiver and release does not waive any right or claim that he may have under the ADEA, as amended by the OWBPA, that arises after the Effective Date.
(c)Knowing and Voluntary Waiver. Executive further acknowledges and agrees that he has carefully read and fully understands all of the provisions of this waiver and release and that he has been advised to and/or has obtained representation by counsel in connection with his execution of this waiver and release. Executive has freely, knowingly and voluntarily elected to execute this waiver and release, in exchange for due consideration, by signing below. Executive further acknowledges that he (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) has made his own investigation of the facts and is relying solely upon his own knowledge; and (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.
(d)Time to Consider Waiver and Release; Revocation. Executive acknowledges that he has had at least 21 calendar days after the receipt of this waiver and release to consider signing this waiver and release and that he may voluntarily choose to waive this 21-day period. In addition, Executive has seven calendar days after signing this Agreement to revoke it, in which case this Agreement shall be null and void. Any such revocation must be in writing and be submitted to Thermon Group Holdings, Inc., Attn: General Counsel, 7171 Southwest Parkway, Building 300, Suite 200, Austin, TX 78735. Executive understands that if he signs this Agreement and does not revoke this Agreement within seven calendar days after signing, this waiver and release will become fully effective and enforceable (the “Effective Date”).
(e)Supplemental Release. In addition to complying with the terms of this Agreement, as an additional condition precedent to Executive’s receipt of the Severance Benefits, Executive or his representative also must provide a separately duly signed Waiver and General Release Agreement, in the form attached hereto as Exhibit A (the “Supplemental Release”), before the expiration of 21 calendar days after the Separation Date and not revoke the Supplemental Release. The Company shall provide Executive or his representative with a copy of the Supplemental Release on or around the Separation Date.
9.Miscellaneous.
(a)Assignment. Neither the Company nor Executive may assign this Agreement, except that the Company’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of the Company’s business by purchase, merger, consolidation or otherwise.
(b)Executive Assignment. Executive represents and warrants that: (i) Executive has the sole right and exclusive authority to execute this Agreement and the Supplemental Release; (ii) Executive has not sold, signed, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered in this Agreement; (iii) the provisions of this Agreement shall be binding upon Executive and Executive’s heirs, executors, administrators and other legal representatives; (iv) Executive has not relied upon any promise or representation that is not contained within this Agreement; and (v) the obligations imposed upon Executive in this Agreement and the Award Agreements shall not prevent Executive from earning a satisfactory livelihood. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.
(c)Entire Agreement. This Agreement, the Award Agreements, the Severance Plan and Executive’s Participation Agreement thereunder, and the Supplemental Release contain the entire understanding between the Company and Executive relating to the subject matter hereof and supersede any contrary provision in any other document, including any prior employment agreement, offer letter or memorandum of understanding between Executive and the Company, whether written or oral. Executive acknowledges that Executive remains bound by the restrictive covenants set forth in the Award Agreements. Executive further agrees and acknowledges that to the extent there is any conflict between the terms of the Severance Plan on the one hand, and this Agreement or the Supplemental Release on the other hand, the terms of this Agreement and the Supplemental Release shall control.
(d)Applicable Law, Arbitration, and Jury Waiver.
(i)This Agreement shall be construed and interpreted pursuant to the internal laws of the state of Texas, without regard to principles of conflicts of laws.
(ii)Subject to the sole exception to this Section 9(d), as set forth in Section 6 above, the Company and Executive agree that any dispute arising out of, related to, or in connection with this Agreement, the Supplemental Release, the Award Agreements, or the Severance Plan shall be exclusively resolved through binding arbitration by a panel of three arbitrators who each have been licensed to practice law for at least fifteen (15) years, in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration proceedings will be located in Austin, Texas. The arbitrators are not empowered to award damages in excess of compensatory damages and no party shall be entitled to any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of Texas for such purpose.
(iii)EXECUTIVE WAIVES ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OF ANY CLAIM ALLEGED BY EXECUTIVE.
(e)Benefits Unfunded. All rights of Executive and his spouse or any other beneficiary under this Agreement shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of Executive for payment of any amounts due hereunder, and neither Executive nor his spouse or any other beneficiary shall have any interest in or rights against any specific assets of the Company, and Executive and his spouse or any other beneficiary shall have only the rights of a general unsecured creditor of the Company.
(f)Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.
(g)Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. Any payment made or contemplated hereunder that is treated as deferred compensation subject to Section 409A shall be paid in compliance with Section 409A and shall not be deferred or accelerated in violation of Section 409A. In the event that the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement unless such 409A Penalties arise in connection with the Company’s failure to comply with the terms hereof. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service (within the meaning of Section 409A of the Code), then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the date that is six months after Executive’s separation from service, such payment shall not be made to Executive until the earlier of the date that is six months after Executive’s separation from service or Executive’s death and will be accumulated and paid on the first day of the seventh month following the date of separation from service. In addition, each payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that is conditioned upon Executive’s execution of a release and that is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years. Any reimbursement payable to Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.
(h)Amendment. No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.
(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.
(j)Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.
(k)Notices. Notices required under this Agreement shall be in writing and sent by registered U.S. mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other by written notice:
If to the Company:
Thermon Group Holdings, Inc.
7171 Southwest Parkway
Building 300 | Suite 200
Austin, Texas 78735
Attention: General Counsel
If to Executive:
At the most recent address on file with the Company
(l)Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.
(m)Tax Withholding. All payments under this Agreement, except for the hourly payments made to Executive in connection with his services as an independent consultant of the Company, shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement, except for hourly payments made to Executive in connection with his services as an independent consultant of the Company, all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment or benefit received under this Agreement. The Company shall not withhold taxes with respect the hourly payments as an independent consultant of the Company and the Executive shall be solely responsible for all taxes associated with such payments.

(n)Possible Recoupment of Certain Compensation. Notwithstanding any other provision in this Agreement to the contrary, Executive shall be subject to the written policies of the Company’s Board of Directors (the “Board”) as well as laws and regulations applicable to executives of the Company, including without limitation the Thermon Group Holdings, Inc. Policy on Recoupment of Incentive Compensation and rules adopted pursuant to the Dodd-Frank Act, and any other Board policy, law or regulation relating to recoupment or “clawback” of compensation that may exist from time to time during Executive’s employment by the Company and thereafter.

FINAL

THEREFORE, the parties hereto have caused this Agreement to be duly executed, each in his or its name on his or its behalf, all as of the date first above written.

Thermon Group Holdings, Inc.

By:    /s/ Bruce Thames
    Name: Bruce A. Thames
    Title:    President, CEO and Director

Executive
/s/ Rene van der Salm
René van der Salm
[Signature Page to Transition Agreement]

EXHIBIT A

SUPPLEMENTAL GENERAL RELEASE OF CLAIMS
This Waiver and General Release Agreement (“Release”) is executed by René van der Salm (“Executive”) on this ___ day of ___________ 2022.
1.    Waiver and General Release. Executive, on behalf of himself and his heirs, executors, administrators, family members, attorneys and assigns, hereby waives, generally releases and forever discharges Thermon Group Holdings, Inc. (the “Company”), together with the Company’s directors, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including each of their respective directors, officers, employees, shareholders, members, managers, partners, attorneys, insurers, and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, suits, complaints, contracts (whether oral or written, express or implied from any source), promises and liabilities of any kind, in law or equity, that Executive ever had, may now have or hereafter can, will or may have against the Releasees as of and including the Release Effective Date (as defined below), including, but not limited to:
a.    claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Rehabilitation Act, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act, the 1991 Civil Rights Act, the Family and Medical Leave Act, and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or
b.    claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or
c.    future causes of action under the federal false claims act and/or any state false claims act relating in any manner to information learned while employed with the Company; and/or
d.    any other claim whatsoever including, but not limited to, claims for severance pay, sick pay, unpaid wages, unpaid bonuses, unpaid paid time off, claims based upon breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, defamation, interference with contract, intentional and/or negligent infliction of emotional distress, fraud, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to his employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding any claims that by law Executive cannot waive, including claims for indemnification, and any claim that the Company has failed to make any payments or to provide any of the payments or benefits described in the Transition and Consulting Agreement, dated as of January 25, 2022, between Executive and the Company (the “Transition Agreement”).
2.    Remedies if Executive Breaches Waiver and Release. Executive further acknowledges and agrees that if he breaches the provisions of the waiver and release, then to the fullest extent permitted by law, (a) the Company will be entitled to apply for and receive an injunction to restrain any violation of the waiver and release, (b) the Company will not be obligated to make any additional payments or provide any additional benefits, and (c) Executive will be obligated to pay to the Company its costs and expenses in enforcing the waiver and release and defending against such lawsuit (including court costs, expenses and reasonable legal fees) if Company is the prevailing party.
3.    Waiver of Reinstatement Rights. To the extent permitted by law, Executive further waives, releases, and discharges Releasees from any reinstatement rights that Executive has or could have.
4.    Representations and Warranties of Executive. Executive expressly represents and warrants that (a) he is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released by Executive herein; (b) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (c) Executive has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein. Executive further represents and warrants that he is unaware of any lien that has been noticed or filed and that would attach to any payment or benefit to be made or given by the Company pursuant to this Release. Executive agrees to indemnify the Releasees, including payment of any attorneys’ fees and costs, and hold the Releasees harmless from and against any and all damages that may be suffered by them in the event that any of the foregoing representations and warranties are untrue in whole or part, and any and all claims based on or arising from any such assignment or transfer, or any attempted assignment or transfer, of any matters released herein.
5.    Release of Known and Unknown Claims and Claims Under Age Discrimination in Employment Act. Executive understands that this waiver and release includes a release of all known and unknown claims, including claims under the federal ADEA. Executive acknowledges that this Release does not waive any right or claim that he may have under the ADEA, as amended by the OWBPA, that arises after the Release Effective Date.
6.    Knowing and Voluntary Waiver. Executive further acknowledges and agrees that he has carefully read and fully understands all of the provisions of this Release and that he has been advised to and/or has obtained representation by counsel in connection with his execution of this Release. Executive has freely, knowingly and voluntarily elected to execute this Release, in exchange for due consideration, by signing below. Executive further acknowledges that he (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Release; (ii) has made his own investigation of the facts and is relying solely upon his own knowledge; and (iii) knowingly waives any claim that this Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Release based upon presently existing facts, known or unknown.
7.    Protected Rights. Executive understands that nothing contained in this Release prohibits or limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission. Executive also understands that this Release does not prohibit or limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, or to otherwise participate in any investigation or proceeding that may be conducted by such an agency or commission, including providing documents or other information.
8.    Cooperation. In consideration for the payments and agreements set forth in the Transition Agreement, Executive agrees, upon request of the Company, to cooperate with the Company and its subsidiaries and affiliates with reasonable advance notice to provide information to and assist the Company, and its subsidiaries and affiliates in the investigation, defense, or prosecution of any suspected claim against or by the Company and its/their subsidiaries and affiliates or any Releasee. Such assistance will include, but is not limited to, participating in interviews with representatives of the Company, attending, as a witness, depositions, trials, or other similar proceedings without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. Executive further agrees that he will provide full, complete and truthful information and testimony in all interviews, meetings, and/or testimony. Executive understands that Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation. Executive will act in good faith to furnish the information and cooperation required by this Section 8 (Cooperation), and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create a hardship for Executive.

9.    Time to Consider Release; Revocation. Executive acknowledges that he has had at least 21 calendar days after the receipt of this Release to consider signing this Release and that he may voluntarily choose to waive this 21-day period. In addition, Executive has seven calendar days after signing the Release to revoke it, in which case this Release will be null and void. Any such revocation must be in writing and be submitted to Thermon Group Holdings, Inc., Attn: General Counsel, 7171 Southwest Parkway, Building 300, Suite 200, Austin, TX 78735. Executive understands that if he signs this Release and does not revoke the Release within seven calendar days after signing, this Release will become fully effective and enforceable (the “Release Effective Date”). Executive also understands that no severance payments will be paid to him until the seven-calendar-day revocation period has expired without him having revoked the Release.

Executive
By:    ________________________
    René van der Salm

Date:    ____________________

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